Mr. Alfred,

Thank you for question.  Unfortunately, we cannot provide you any additional information other that what has been disclosed.  We sent out a press release stating we had shipped up a test shipment of 10 ounces of gold from Peru.  As we have disclosed previously to mine legally in Peru (or any other country) there are numerous steps that must be completed.  For example, again as we have disclosed, we are only allowed at this time to conduct bulk sampling or testing on the property.  As such we cannot legally mine or export large quantities of gold out of Peru.  There is a lot of illegal mining being done, guys with pick axes and shovels and Companies with big equipment who are willing to take the chance of getting all the equipment confiscated by the government and being jailed, but since this is a long term venture for us we need to get all the permits and documents necessary to legally mine in Peru.  As we are a foreign corporation in Peru it only benefits us to do things properly in Peru.

Any idiot can buy a gold pan on the internet and stand in the river and say they are mining.  But that is not a business that is a hobby.  We are spending a lot of money on equipment and other aspects of mining in Peru.  As such, we need to be careful on how we spend it.  The trick to profitable mining is testing the soil to determine where the gold is at and in what direction to mine in.  While we have been in Peru we have seen a lot of companies fold up and leave because they spent $100,000s on equipment and ended up spending more money mining then what they recoup from the sale of the gold. The expenses of the crew, food for the crew and diesel for the equipment are very expensive especially when you have to ship everything to the middle of the jungle.  The logistic to get everything to the mining site are mind boggling at times.  We never realized how spoiled we are in the States.  If a part breaks here we can drive to the dealership and get a new part.  In Peru, we have to go to a main city which is days away and they may not have the part and need to get it from another country and that can take a month.  It is hard to fathom that but when you realize there are cities/towns in Peru that still don’t have power or running water one can imagine the logistics just to get things done.  The mining properties tend to be in the more rural and isolated areas of Peru which lead to more difficulties in getting equipment to the site.   Due to all of this, you need to take your time and determine where the largest deposits are and have a plan to which direction you are going to move and have the logistics to get the gold out and parts and materials in – all of this just takes time and boots on the ground.

With regard to the mining properties themselves, we need to explore the properties to identify where the gold deposits are and are those deposits profitable.  Next we need to conduct bulk sampling to verify these deposits.  The next step is to obtain an environmental impact study on the properties (these takes months to complete).  Then we need to obtain a mining permit number from the Ministry of Mines in Peru.  Once we have obtained the mining number, we can begin mining legally in Peru.  We are aware of Companies who have been in Peru for 5-10 years who have not completed any of these steps.  This may be for a number of reasons such as the time and money it costs to complete these steps or any other reason they may have had.  We expected it to take up to 24-36 months to begin mining operations in Peru and we are ahead of that time table.  We are currently in the process off buying the equipment needed for the next phase of mining operations in Peru.  The equipment needs to be manufactured for the soil composition on the property.

I hope this helps you understand that it is not that simple to just be mining even though people will say it is.

If you have any other questions please don’t hesitate to ask.

US Address		Peru Address
2620 Regatta Drive, Ste 102		Malecon De La Reserva 131,
Las Vegas, NV		Mira Flores, Lima, Peru
(p) 888.552.3750
(f) 888.552.3796